UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2025

GE HEALTHCARE TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41528	88-2515116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street, Chicago, IL	60661
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (833) 735-1139

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GEHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2025, GE HealthCare Technologies Inc. (the “Company”) entered into a three-year senior unsecured term loan credit facility (the “Term Loan Credit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein. Pursuant to the Term Loan Credit Agreement, the lenders thereunder have committed to make an unsecured term loan in an aggregate amount of $750 million (the “Term Loan”), which will be made in a single borrowing on a future date subject to the satisfaction (or waiver) of certain customary conditions precedent, and will mature and be payable in full on the third anniversary thereof.

At the Company’s option, the interest rate applicable to the Term Loan under the Term Loan Credit Agreement is equal to either an alternate base rate or term SOFR rate for a one-, three-, or six-month interest period. The applicable margin payable on borrowing will be determined by reference to a pricing schedule based on the Company’s senior unsecured long-term debt ratings.

The Term Loan Credit Agreement includes various customary covenants that limit, among other things, (i) the Company’s incurrence of liens, entry into certain fundamental change transactions, and maximum permitted leverage ratio, and (ii) the incurrence of indebtedness by subsidiaries of the Company. The Term Loan Credit Agreement also includes customary events of default, including with respect to a failure to make timely payments under the Term Loan Credit Agreement, violation of covenants, material inaccuracy of representations and warranties, acceleration of other material indebtedness, certain bankruptcy and insolvency events, unsatisfied material judgments, and change of control.

The foregoing description of the Term Loan Credit Agreement is a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On December 15, 2025, the Company issued $600,000,000 aggregate principal amount of 4.150% Senior Notes due December 15, 2028 (the “2028 Notes”) and $650,000,000 aggregate principal amount of 4.950% Senior Notes due December 15, 2035 (the “2035 Notes” and, together with the 2028 Notes, the “Notes”) pursuant to its effective shelf registration statement on Form S-3 (File No. 333-280584). The Company intends to use the net proceeds from the offering of the Notes, together with the proceeds of the Term Loan and cash on hand, to pay the purchase price of the Company’s previously announced acquisition of Intelerad Medical Systems.

Interest on the 2028 Notes will be payable on June 15 and December 15 of each year, beginning on June 15, 2026, and interest on the 2035 Notes will be payable on June 15 and December 15 of each year, beginning on December 15, 2026. The 2028 Notes will mature on December 15, 2028, and the 2035 Notes will mature on December 15, 2035. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s other senior unsecured indebtedness, including the Company’s other outstanding senior notes.

The Notes were issued under the indenture, dated as of November 22, 2022 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of December 15, 2025 (the “Fourth Supplemental Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee.

The foregoing description of the Base Indenture, the Fourth Supplemental Indenture, the 2028 Notes, and the 2035 Notes are summaries and are qualified in their entirety by reference to such documents, which are attached as Exhibits 4.1, 4.2, 4.3, and 4.4 to this Current Report on Form 8-K, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated as of November 22, 2022, between GE HealthCare Technologies Inc. (f/k/a GE HealthCare Holding LLC), as issuer, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 of General Electric Company’s Current Report on Form 8-K filed with the SEC on November 23, 2022).

4.2	Fourth Supplemental Indenture, dated as of December 15, 2025, between GE HealthCare Technologies Inc. and The Bank of New York Mellon, as trustee.

4.3	Form of the Company’s 4.150% Senior Note due 2028 (included in Exhibit A of Exhibit 4.2 hereto).

4.4	Form of the Company’s 4.950% Senior Note due 2035 (included in Exhibit B of Exhibit 4.2 hereto).

5.1	Opinion of Gibson, Dunn & Crutcher LLP, dated December 15, 2025.

10.1	Credit Agreement, dated as of December 12, 2025, among GE HealthCare Technologies Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GE HealthCare Technologies Inc.
(Registrant)

Date: December 15, 2025	/s/ Frank R. Jimenez
Frank R. Jimenez, General Counsel and Corporate Secretary (authorized signatory)